CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 293 to Registration Statement No. 333-62298 on Form N-1A of our report dated January 27, 2012, relating to the financial statements and financial highlights of Trust for Professional Managers,  including Newgate Global Resources Fund included in the Fund’s Annual Report on Form N-CSR of Trust for Professional Managers for the year ended November 30, 2011, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, Wisconsin
March 5, 2012